UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of Earliest Event Reported):  September 19, 2007

Quanta Capital Holdings Ltd.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-50885

Bermuda	N/A
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

1 Victoria Street,

Second Floor

Hamilton HM 11
Bermuda

(Address of Principal Executive Offices, Including Zip Code)

441-294-6350

(Registrant's Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

❑

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.02.       Termination of a Material Definitive Agreement

The discussion set forth below under "Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers" is incorporated in this "Item 1.02 – Termination of a Material Definitive Agreement."

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on September 19, 2007, in recognition of progress that has been made since September 2006, Quanta Capital Holdings Ltd. (the “Company”) and James J. Ritchie mutually agreed to terminate Mr. Ritchie’s employment agreement as Executive Chairman and Mr. Ritchie resigned as Executive Chairman. Mr. Ritchie ceased receiving any compensation or other benefits he had as an Executive of the Company under his terminated employment agreement effective on September 19, 2007.  The parties also mutually agreed to waive any rights they had under his employment agreement upon termination of such agreement. Mr. Ritchie continues to serve as Chairman of the Board. Also effective on September 19, 2007, the Compensation Committee of the Company’s Board of Directors approved an annual fee for the Chairman of the Board of $150,000 which will be pro-rated for partial years served.  The first annual fee for the Chairman of the Board is payable at the annual general shareholders meeting in 2008.  Mr. Ritchie ceased receiving any compensation under his terminated employment agreement effective on September 19, 2007.

Effective on September 19, 2007, the Compensation Committee of the Company’s Board of Directors also approved an increase in the annual director fee to $50,000, an increase in the Chairperson fee to $25,000 for the audit committee chair and an increase in the Chairperson fee to $20,000 for the compensation committee chair.  These increases are retroactive to June 7, 2007 and payable at the annual general shareholders meeting in 2008.  All other board fees remain unchanged.

Signatures

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

QUANTA CAPITAL HOLDINGS LTD.

Date: September 24, 2007	By:	/s/ Peter D. Johnson
Name: Peter D. Johnson Title: President and Chief Executive Officer